EXHIBIT (o)

TRANSAMERICA STRUCTURED INDEX ADVANTAGE® INCOME ANNUITY NYNY

An Individual Flexible Premium Deferred Index-Linked Annuity Policy

Issued through

Transamerica Financial Life Insurance Company

Summary Prospectus for New Investors

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This Summary Prospectus summarizes key features of the Transamerica Structured Index Advantage® Income Annuity NY (the “policy”) issued by Transamerica Financial Life Insurance Company (“us,” “we,” “our,” or “Company”). This is an individual flexible premium deferred index-linked annuity. Before you invest, you should review the prospectus for the Transamerica Structured Index Advantage® Income Annuity NY, which contains more information about the policy, including its features, benefits, and risks. You can find the prospectus and other information about the policy online at transamerica.com. You can also obtain this information at no cost by calling (800) 525-6205. You can also request this information from your registered representative.

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YOU MAY CANCEL YOUR POLICY WITHIN 10 DAYS OF RECEIVING IT WITHOUT PAYING FEES OR PENALTIES

In some states, this cancellation period may be longer. Upon cancellation, You will receive either a full refund of the amount You paid with Your application or Your total Policy Value. You should review the prospectus or consult with Your investment professional for additional information about the specific cancellation terms that apply.

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Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Table of Contents

SPECIAL TERMS	1
IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE POLICY	6
OVERVIEW OF THE POLICY	9
BENEFITS AVAILABLE UNDER THE POLICY	13
BUYING THE POLICY	16
SURRENDERING YOUR POLICY OR MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR POLICY	16
ADDITIONAL INFORMATION ABOUT FEES	17
APPENDIX A – INVESTMENT OPTIONS AVAILABLE UNDER THE POLICY	A-1

Special Terms

Account – An Index Account, the Fixed Account, the Fixed Holding Account, or the Performance Lock Account.

Administrative Office – Transamerica Financial Life Insurance Company, Attention: Customer Care Group, 6400 C Street SW, Cedar Rapids, IA 52499, (800) 525-6205.

Allocation Account – An Index Account Option or the Fixed Account Option.

Allocation Anniversary – Each twelve-month anniversary of the Crediting Period start date of an Index Account Option. The number of Allocation Anniversaries is equal to the length of the Crediting Period in years.

•	For a 1-year Crediting Period, there would be only one Allocation Anniversary. For example, if you begin a 1-year Crediting Period for an Index Account Option on January 1, Year 1, the only Allocation Anniversary would be January 1, Year 2.

•	For a 2-year Crediting Period, there would be two Allocation Anniversaries. For example, if you begin a 2-year Crediting Period for an Index Account Option on January 1, Year 1, the Allocation Anniversaries would be January 1 of Year 2 and Year 3.

•	For a 6-year Crediting Period, there would be six Allocation Anniversaries. For example, if you begin a 6-year Crediting Period for an Index Account Option on January 1, Year 1, the Allocation Anniversaries would be January 1 of Year 2, Year 3, Year 4, Year 5, Year 6, and Year 7.

Allocation Monthiversary – After the Crediting Period start date, the same calendar day of each subsequent month during the Crediting Period (including the remaining Crediting Period after exercise of Early-Re-Entry). If a certain date does not exist in a given month, the first day of the following month will be used.

Annuitant – The person on whose life any annuity payments involving life contingencies and other benefit payments will be based.

Annuity Commencement Date – The date upon which annuity payments are to commence.

Attained Age – Age of a natural person as of his or her last birthday.

Buffer – The Downside Protection Type for the available Index Account Options. If you select an Index Account Option, your investment will incur loss at the end of the Crediting Period for negative Index performance beyond the Buffer Rate. For example, if you select an Index Account Option with a Buffer Rate of 10%, and at the end of the Crediting Period the Index Change is -15%, your Index Credit Rate (i.e., your Index rate of return) would be -5%. If the negative Index performance does not go beyond the Buffer Rate, you will not incur loss as a result of that negative Index performance.

Buffer Rate – A percentage used to calculate the Index Credit Rate for an Index Account Option when the Index Change is negative.

Business Day – Any day when the New York Stock Exchange is open for regular trading.

Cap – A Growth Opportunity Type. If you select an Index Account Option with Cap, you will participate in positive Index performance at the end of the Crediting Period up to the Cap Rate, but no positive Index performance beyond the Cap Rate. For instance, if you select an Index Account Option with a Cap Rate of 10%, and at the end of the Crediting Period the Index Change is 5%, your Index Credit Rate (i.e., your Index rate of return) would be +5%. If the Index Change were 15%, your Index Credit Rate would be limited to +10%.

Cap Rate – For an Index Account Option with Cap, the percentage used to calculate the Index Credit Rate if the Index Change is positive.

Company (we, us, our) – Transamerica Financial Life Insurance Company.

Crediting Period – The duration of an Allocation Account’s investment term, expressed in years. The Crediting Period is also the period of time during which the performance of an Index Account Option is linked to the performance of an Index.

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Death Benefit – The amount payable upon the death of the Annuitant or Owner during the accumulation phase.

Downside Protection Type – A feature of an Index Account Option that provides limited protection from negative Index performance. (Buffer is the only Downside Protection Type that we are currently offering as part of the Index Account Options.)

Early Re-Entry – A feature associated with Performance Lock+. Early Re-Entry, if available, allows you to reallocate into a previously locked Index Account Option for the remainder of the Crediting Period.

Edge and Edge+ – A Growth Opportunity Type. If you select an Index Account Option with Edge and Edge+, at the end of the Crediting Period:

•	If the Index Change is positive or zero, the Index Credit will be positive. The Index Credit Rate (i.e., your Index rate of return) will equal the Edge+ Rate.
•	If the Index Change is negative, but does not exceed the Buffer Rate, the Index Credit will be positive. The Index Credit Rate will equal the Edge Rate.
•	If the Index Change is negative, and does exceed the Buffer Rate, the Index Credit will be negative. The Index Credit Rate will equal the negative Index Change in excess of the Buffer Rate.

Edge Rate – For an Index Account Option with the Edge and Edge+ Growth Opportunity Type, the percentage used to calculate the Index Credit Rate if the Index Change is negative, but not in excess of the Buffer Rate.

Edge+ Rate – For an Index Account Option with the Edge and Edge+ Growth Opportunity Type, the percentage used to calculate the Index Credit Rate if the Index Change is positive or zero.

Excess Withdrawal – For the Guaranteed Lifetime Withdrawal Benefit, Excess Withdrawals include (i) all gross withdrawals prior to the Income Declaration Date, and (ii) after the Income Declaration Date, gross withdrawals during a Rider Year in excess of the Rider Withdrawal Amount for that Rider Year. In addition to possible surrender charges, negative Interim Value adjustments, taxes and tax penalties, and other negative consequences (e.g., reductions to the death benefit and proportionate reductions to the Index Bases for your Index Account Options), Excess Withdrawals will reduce the benefit’s guarantee, potentially by more than the amount withdrawn, and could result in the termination of the benefit and your Policy.

Fixed Account – The fixed interest account supporting the Fixed Account Option and the Performance Lock Account.

Fixed Account Option – The fixed interest investment option under the Policy.

Fixed Holding Account – The interest-bearing account generally in which premium payments are held until allocated to an Allocation Account.

Good Order (good order) – The receipt by the Company, at our Administrative Office, of all information, documentation, instructions, and/or premium payment deemed necessary by the Company to issue the Policy or execute any transaction pursuant to the terms of the Policy.

Growth Opportunity Type – A feature of an Index Account Option that determines whether and the extent to which a positive Index Credit will apply at the end of a Crediting Period.

Guaranteed Lifetime Withdrawal Benefit (or GLWB) – The guaranteed lifetime withdrawal benefit that will be included as part of your Income Advantage Rider. There is no additional charge for the GLWB. The GLWB guarantees the ability to take withdrawals each year up to at least a certain percentage of your benefit base (withdrawals of the Rider Withdrawal Amount), regardless of investment performance, so long as you do not take withdrawals in excess of the annual limit (Excess Withdrawals) and other conditions are met. Certain terms applicable to a new Income Advantage Rider are provided in a Rate Sheet Supplement, including terms for the GLWB (Issue Age restrictions, Minimum Benefit Age, and Withdrawal Percentages).

Guaranteed Minimum Death Benefit (guaranteed minimum death benefit) – The minimum death benefit provided by the Guaranteed Minimum Death Benefit (GMDB) rider. The guaranteed minimum death benefit will equal 100% of the Policy Value as of the rider effective date. Thereafter, over the life of the rider, the guaranteed minimum death benefit will increase dollar-for-dollar for subsequent premium payments and will be reduced by withdrawals. Withdrawals may result in proportionate reductions to the benefit that are greater than the amount withdrawn.

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Income Advantage Rider – A benefit rider issued with the Policy. The Income Advantage Rider for your Policy will include the terms of your Guaranteed Lifetime Withdrawal Benefit. You must select either a single life or joint life payment option for the GLWB. You may reset your Income Advantage Rider every fifth (5th) Rider Anniversary, subject to Issue Age restrictions, by performing a Rider Reset.

Income Declaration Date – For the Guaranteed Lifetime Withdrawal Benefit, the date you declare your intent to start taking withdrawals of the Rider Withdrawal Amount. This date cannot be earlier than the Rider Anniversary after the Annuitant (or younger of the Annuitant or Annuitant’s spouse, for joint life) attains the Minimum Benefit Age.

Index – The market index to which an Index Account Option may be linked.

Index Account / Index Account Option – An index-linked investment option under the Policy.

Index Account Option Value – The value of your investment in an Index Account Option at the end of a Crediting Period.

Index Base – The portion of the Policy Value allocated to an Index Account Option, less the sum of any reductions for withdrawals deducted from the Index Account Option since inception of a Crediting Period (or since reallocating into a previously locked Index Account Option for the remainder of the Crediting Period upon exercise of Early Re-Entry).

Index Change – The net percentage change in the Index Value between the first day of a Crediting Period and the last day of the Crediting Period. If Early Re-Entry was exercised, the Index Change for the remaining Crediting Period will be the net percentage change in the Index Value between the first day of the remaining Crediting Period and the last day of the Crediting Period.

Index Credit – A dollar amount of gain or loss reflected in your Index Account Option Value at the end of a Crediting Period. Index Credit may be positive, negative, or equal to zero.

Index Credit Rate – A percentage gain or loss used to calculate your Index Account Option Value at the end of a Crediting Period. The Index Credit Rate may be positive, negative, or equal to zero.

Index Value – The value of an Index at the end of a day. The Index Value at the end of a day is the closing value of the Index for that day. The Index Value on any day that is not a Business Day is the value of the Index at the end of the next Business Day. The Company relies on the Index Values reported by a third-party. If for any reason, the Index Value for a Business Day is not provided to the Company, the Index Value for that Business Day will be the most recently provided Index Value.

Interim Value – The value of an Index Account Option on any Business Day during the Crediting Period, except the first and last day of the Crediting Period, used to determine the amount available in the Index Account for withdrawals, Surrender, annuitization, and the death benefit and to pay fees and charges. If you exercise Performance Lock, the “locked-in” gain or loss will be based on an Interim Value (less any applicable charges). The Interim Value for a Business Day is calculated at the end of that Business Day.

Interim Values could reflect significantly less gain or more loss than would be applied at the end of the Crediting Period. As such, there could be significantly less money available to you for a transaction that is processed based on an Interim Value. If a premium payment allocated to an Index Account Option is still within its six-year surrender charge period, then in addition to applicable surrender charges, your Interim Values may be lower than they would be if there wasn’t an ongoing surrender charge period depending on market conditions.

Issue Age – Age of the Annuitant (or Annuitant’s Spouse, if applicable) based on Attained Age as of the Policy application date or our receipt of a Rider Reset request, as applicable.

Minimum Benefit Age – For the Guaranteed Lifetime Withdrawal Benefit, the Income Declaration Date cannot be earlier than the Rider Anniversary after the Annuitant (or younger of the Annuitant or Annuitant’s spouse, for joint life) attains the Minimum Benefit Age. The Minimum Benefit Age for a new Income Advantage Rider is provided in a Rate Sheet Supplement.

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Owner (you, your) – The person who may exercise all rights and privileges under the Policy, including the Owner and any joint Owner.

Performance Lock – A feature associated with Performance Lock+, and referred to as Interim Value Lock+ in the Policy. Performance Lock may be exercised for any Index Account Option on any Business Day between the first and last day of the Crediting Period. If you exercise the Performance Lock feature, your Interim Value as of the Performance Lock Date (less any applicable charges) will be “locked-in.” You will no longer participate in any Index performance (positive or negative) for that Index Account Option, and no Index Credit will be applied at the end of the Crediting Period for that Index Account Option (unless Early Re-Entry is exercised).

You may exercise Performance Lock for one, some, or all of your Index Account Options. If you have multiple ongoing Crediting Periods for the same Index Account Option, you may exercise Performance Lock for one, some, or all of them. You may decide not to exercise Performance Lock at all.

Performance Lock Account – An interest-bearing account to which your locked-in Interim Value (less any applicable charges) will be transferred upon exercising Performance Lock for an Index Account Option. The amount held in the Performance Lock Account will be credited compound interest daily based on the annual interest rate in effect on that day and will be reduced on a dollar-for-dollar basis for any fees, charges, or withdrawals deducted from the Performance Lock Account. The Performance Lock Account is part of our Fixed Account. If you exercise Performance Lock multiple times (for different Index Account Options or different Crediting Periods for the same Index Account Option) within a one-year period, amounts held in the Performance Lock Account that are attributable to one exercise of Performance Lock will be treated as distinct from any amounts attributable to another exercise of Performance Lock.

Performance Lock Date – If you exercise the Performance Lock feature for an Index Account Option, the date as of which your Interim Value for that Index Account Option (less applicable charges) is locked-in.

Policy – The Transamerica Structured Index Advantage® Income Annuity NY.

Policy Anniversary – The anniversary of the Policy Date for each year the Policy remains in force. If a certain date does not exist in a given month, the first day of the following month will be used.

Policy Date – The date on which the Policy becomes effective.

Policy Value – The amount that represents the value of your investment in the Accounts.

Policy Year – The 12-month period following the Policy Date. The first Policy Year starts on the Policy Date. Each subsequent Policy Year starts on the Policy Anniversary.

Premium Payment (premium payment) – An amount paid to us by or on behalf of an Owner, as consideration for the benefits provided under the Policy.

Rate Sheet Supplement – A prospectus supplement providing certain terms applicable to a new Income Advantage Rider. When delivered in connection with the offer or sale of a new Policy, or to existing Owners who are eligible for a Rider Reset, this prospectus must be accompanied by the current Rate Sheet Supplement. If you would like another copy of a Rate Sheet Supplement, please call us at (800) 525-6205 or visit our website at [ ]. Rate Sheet Supplements are also available on the Securities and Exchange Commission’s EDGAR system at www.sec.gov (SEC File No. [ ]).

Historical terms from previous Rate Sheet Supplements can be found in Appendix E in the prospectus.

Rider Anniversary – The anniversary of the Rider Date for your Income Advantage Rider. If a certain date does not exist in a given month, the first day of the following month will be used.

Rider Date – The effective date of your Income Advantage Rider. At original issue, the Rider Date will be the Policy Date. Upon exercising a Rider Reset, the Rider Date will be reset to the most recent Rider Anniversary.

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Rider Withdrawal Amount – For the Guaranteed Lifetime Withdrawal Benefit, the maximum amount that can be withdrawn from the Policy each Rider Year without causing an Excess Withdrawal. The Rider Withdrawal Amount before the Income Declaration Date is zero (i.e., all withdrawals will be Excess Withdrawals, in each case equal to the gross withdrawal amount). Beginning on the Income Declaration Date, the Rider Withdrawal Amount for a Rider Year will equal the Withdrawal Base (as of the Rider Anniversary at the start of the Rider Year) multiplied by the applicable Withdrawal Percentage.

Withdrawals of the Rider Withdrawal Amount will not reduce your GLWB’s guarantee. However, they will reduce your Policy Value, and may also result in surrender charges, negative Interim Value adjustments, taxes and tax penalties, and other negative consequences (e.g., reductions to your death benefit and proportionate reductions to the Index Bases for your Index Account Options).

Rider Year – Each twelve-month period following the Rider Date. The first Rider Year starts on the Rider Date. Each subsequent Rider Year starts on the Rider Anniversary.

Separate Account – RILA Separate Account A NY.

Surrender – A full withdrawal of cash value of the Policy. A Surrender will result in the termination of the Policy and all of its benefits (including the GLWB if the full withdrawal of your cash value results in an Excess Withdrawal).

Withdrawal (withdrawal) – A withdrawal of cash value from the Policy that is less than a Surrender. Any withdrawal that you request includes: one-time withdrawals, automatic withdrawals under the systematic payout option, withdrawals of the Rider Withdrawal Amount, Excess Withdrawals, withdrawals taken to satisfy minimum required distributions under the Internal Revenue Code, withdrawals of the surrender charge-free amount (a surrender charge-free withdrawal), withdrawals under the Nursing Care and Terminal Condition Waiver.

Withdrawal Base – For the Guaranteed Lifetime Withdrawal Benefit, the benefit base used to calculate the Rider Withdrawal Amount each Rider Year beginning on or after the Income Declaration Date. The Withdrawal Base is not a cash value and is not payable as a death benefit.

Withdrawal Percentage – For the Guaranteed Lifetime Withdrawal Benefit, the percentage used to calculate the Rider Withdrawal Amount each Rider Year beginning on or after the Income Declaration Date. The Withdrawal Percentages for a new Income Advantage Rider are provided in a Rate Sheet Supplement.

Written Notice – Written notice, signed by the Owner, that gives us the information we require and is received in good order at the Administrative Office. For some transactions, we may accept an electronic notice or telephone instructions. Such electronic notice must meet the requirements for good order that we establish for such notices.

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IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE POLICY

	FEES, EXPENSES, AND ADJUSTMENTS	Location in Prospectus
Are There Charges or Adjustments for Early Withdrawals?

Yes.

Surrender Charges. If you Surrender or withdraw money from the Policy during the first six years after your purchase the Policy or make an additional premium payment, you may be assessed a surrender charge of up to 8% (as a percentage of premium payments Surrendered or withdrawn). For example, if you were to make an early withdrawal, you could pay a surrender charge of up to $8,000 on a $100,000 investment. This loss will be greater if there are negative Interim Value adjustments, taxes, or tax penalties.

Interim Value Adjustments. If all or a portion of your Policy Value is removed from an Index Account Option before the end of its Crediting Period, an Interim Value adjustment will apply, which may be negative. In extreme circumstances, it is possible to lose up to 100% of your investment in an Index Account Option due to the application of a negative Interim Value adjustment (i.e., a complete loss of your principal and any prior earnings). For example, if you allocated $100,000 to an Index Account Option with 2-year Crediting Period and make a withdrawal before the 2 years have ended, you could lose up to $100,000 due to a negative Interim Value adjustment. This loss will be greater if you also have to pay surrender charges, taxes, or tax penalties.

An Interim Value adjustment will apply if any of the following transactions occur prior to the end of a Crediting Period for an Index Account Option: (i) a fee or charge is deducted; (ii) you take a Surrender or any withdrawal; (iii) the Policy is annuitized; (iv) the death benefit is calculated; or (v) you exercise the Performance Lock feature.

FEE TABLE EXPENSES AND ADJUSTMENTS – SURRENDER CHARGES EXPENSES AND ADJUSTMENTS –INTERIM VALUE ADJUSTMENT
Are There Transaction Charges?	Yes. In addition to surrender charges and Interim Value adjustments, you may also be assessed a fee for requesting special services (e.g., overnight delivery).	FEE TABLE EXPENSES AND ADJUSTMENTS – SPECIAL SERVICE FEES
Are There Ongoing Fees and Expenses?

Yes.

There is an implicit ongoing fee on the Index Account Options to the extent that your participation in Index gains is limited by either a Cap Rate or an Edge Rate or Edge+ Rate. This means that your returns may be lower than the Index’s returns. In exchange for accepting a limit on Index gains, you will receive some protection from Index losses. This implicit ongoing fee is not reflected in the tables below.

The table below describes the fees and expenses that you may pay each year, depending on the Allocation Accounts you choose. Please refer to your Policy specification page for information about the specific fees you will pay each year based on the options you have elected.

FEE TABLE EXPENSES AND ADJUSTMENTS APPENDIX A: INVESTMENT OPTIONS AVAILABLE UNDER THE POLICY
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	Annual Fee	Minimum	Maximum
	Base Contract	0.00%[1]	2.00%[2]
	Optional benefits available for an additional charge (for a single optional benefit, elected)	0.00%	0.00%

1.     Reflects the current annual service charge. The current annual service charge is $0 or 0%.

2.     Reflects a 2.00% service charge. The maximum annual service charge is the lesser of $50 or 2.00% (as a percentage of your Policy Value as of your Policy Anniversary, before the deduction of any fees or charges).

Because your Policy is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Policy, the following table shows the lowest and highest cost you could pay each year based on current charges. This estimate assumes that you do not take withdrawals from the Policy, which could add surrender charges and negative Interim Value adjustments that substantially increase costs.

	Lowest Annual Cost $0	Highest Annual Cost $0
	Assumes: • Investment of $100,000 in an Index Account Option • 5% annual appreciation • No sales charges • No additional premium payments, transfers, or withdrawals	Assumes: • Investment of $100,000 in an Index Account Option • 5% annual appreciation • No sales charges • No additional premium payments, transfers, or withdrawals
	RISKS			Location in Prospectus
Is There a Risk of Loss From Poor Performance?

Yes.

•     You can lose money by investing in this Policy, including the loss of principal.

•     Each available Index Account Option has a Buffer downside feature that provides only limited protection against any negative Index rate of return that may be charged to your investment at the end of a Crediting Period.

•     At the end of a Crediting Period, the maximum amount of loss that you could experience from negative Index performance, after taking into account the current limits on Index loss provided under the Policy, is 90% for an Index Account Option with a 10% Buffer Rate, 85% for an Index Account Option with a 15% Buffer Rate, or 80% for an Index Account Option with a 20% Buffer Rate

•     We will always offer an Index Account Option with a 10% Buffer Rate.

PRINCIPAL RISKS OF INVESTING IN THE POLICY
Is this a Short-Term Investment?	No. • This Policy is not a short-term investment and is not appropriate for an investor who needs ready access to cash.			PRINCIPAL RISKS OF INVESTING IN THE POLICY
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•     The Policy’s tax deferral and long-term income features are generally more beneficial to investors with a long time horizon.

•     Amounts withdrawn from the Policy may result in surrender charges, taxes, and tax penalties. Withdrawals could result in significant reduction to Policy Value, the GLWB, the death benefit, and other Policy benefits. In addition, withdrawing or otherwise removing amounts from an Index Account Option before the end of its Crediting Period may result in a negative Interim Value adjustment and loss of positive Index performance.

•     Partial withdrawals taken, and fees and charges deducted, from an Index Account Option before the end of its Crediting Period will result in a proportionate reduction to your Index Base. The reduction to your Index Base may be greater than the amount withdrawn or the fee or charge deducted. Reductions to your Index Base will result in lower Interim Values for the remainder of the Crediting Period and less Index Credit (if any) at the end of the Crediting Period. The negative impact to your Policy Value and Policy benefits may be significant.

•     At the end of a Crediting Period, Policy Value in the matured Allocation Account will be reinvested, transferred, withdrawn, or annuitized per your instructions. In the absence of such instructions, Policy Value in the matured Allocation Account will be automatically reinvested in the same Allocation Account for another Crediting Period (with the Cap Rate, Edge Rate and Edge+ Rate, or annual interest rate applicable to a new Crediting Period). If the matured Allocation Account is no longer available for investment, Policy Value in the matured Allocation Account will be automatically transferred to the Fixed Account Option with a 1-year Crediting Period by default.

What are the Risks Associated with the Investment Options?

•      An investment in this Policy is subject to the risk of poor investment performance and can vary depending on the performance of the Allocation Accounts available under the Policy.

•      Each Allocation Account, including each Index Account Option and the Fixed Account Option, has its own unique risks. You should review the available Allocation Accounts before making an investment decision.

•      The Cap Rate or Edge Rate and Edge+ Rate for an Index Account Option, as applicable, may limit positive Index returns (e.g., limited upside). This limit may result in you earning less than the Index’s return. For example:

o  If the Index Change is 12% and the Cap Rate is 4%, we will apply an Index Credit equal to +4% at the end of the Crediting Period.

o  If the Index Change is 12% and the Edge+ Rate is 5%, we will apply an Index Credit equal to +5% at the end of the Crediting Period.

•     While the Edge and Edge+ Growth Opportunity Type may provide for a positive Index Credit in the event of negative Index performance, there is no guarantee of investment gain. Like any other Index Account Option, a negative Index Change in excess of the Buffer Rate will result in loss, which could be significant.

•     The Buffer Rate for an Index Account Option will limit negative Index returns (e.g., limited protection in the case of market decline). For example, if the Index Change is -25% and the Buffer Rate is 10%, we will apply an Index Credit equal to -15% (the amount of negative Index Change that exceeds the Buffer Rate) at the end of the Crediting Period, meaning your investment will decrease in value by 15%. You bear all loss that exceeds the Buffer.

•      For each Index, Index performance is on a “price return” basis, not a “total return” basis, and therefore does not reflect dividends paid on the securities composing the Index. Certain Indexes also deduct fees and costs that will reduce Index performance. These factors will reduce the Index return and cause the Index to underperform a direct investment in the securities composing the Index.

PRINCIPAL RISKS OF INVESTING IN THE POLICY

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OVERVIEW OF THE POLICY

PURPOSE

The Transamerica Structured Index Advantage® Income Annuity NY is an individual flexible premium deferred index-linked annuity policy. You can use the Policy to accumulate funds for retirement or other long-term financial planning purposes on a tax-deferred basis, and you may choose to convert those accumulated funds into a stream of guaranteed income payments from us. The amount of money that you are able to accumulate under your Policy will depend upon the performance of the investment options you select, the fees and charges deducted from your Policy, and the actions that you take with respect to your Policy, such as the timing and amount of your withdrawals. The Policy also includes a death benefit to help you financially protect your designated beneficiaries.

The Policy is designed primarily for investors who expect to remain invested in an Allocation Account until the end of its Crediting Period and may be appropriate for you if you have a long investment time horizon. This Policy is not designed for people who expect to take early or excess withdrawals based on their liquidity needs. You should consult with a financial professional.

The Policy is issued with a benefit rider referred to as the “Income Advantage Rider.” The Income Advantage Rider for your Policy will include the terms of your Guaranteed Lifetime Withdrawal Benefit. You must select either a single life or joint life payment option for the GLWB.

Because the Policy is issued with a Guaranteed Lifetime Withdrawal Benefit, the Policy is intended for investors who expect to take regular withdrawals from the Policy. However, you should carefully consider the risks associated with withdrawals. The Policy may not be appropriate for you if you expect to take withdrawals prior to the end of the surrender charge period (which may result in significant surrender charges), withdrawals from an Index Account Option prior to the end of a Crediting Period (which may result in negative Interim Value adjustments that result in significant loss), or Excess Withdrawals under the GLWB (which may significantly reduce or terminate the benefit’s guarantee). Withdrawals may also be subject to taxes and tax penalties, and may significantly reduce Policy benefits (including the death benefit).

PHASES OF THE POLICY

The Policy, like all deferred annuity policies, has two phases: (1) an “accumulation phase” for retirement savings and (2) an “income phase” for a stream of income.

The Accumulation Phase

To help you accumulate assets during the accumulation phase, you can invest your premium payments in (and at certain times transfer Policy Value among) the Policy’s available Allocation Accounts. The available Allocation Accounts currently include several Index Account Options and a Fixed Account Option, which are summarized below. Additional information about each Allocation Account is provided in APPENDIX A: INVESTMENT OPTIONS AVAILABLE UNDER THE POLICY.

Index Account Options. Each Index Account Option is linked to the performance of an Index for a Crediting Period. We are currently offering Index Account Options with a 1-year, 2-year, or 6-year Crediting Period. Not all Crediting Period lengths are available with all Index Account Options. We will apply an Index Credit (i.e., positive or negative interest) at the end of a Crediting Period to amounts allocated to an Index Account Option based, in part, on the performance of the Index (i.e., the Index Change). You could lose a significant amount of money if the Index declines in value.

We limit the amount of negative Index Change used in calculating Index Credit for an Index Account Option at the end of its Crediting Period. Each Index Account Option provides a level of protection against a negative Index Change based on the applicable Downside Protection Type and associated rate. The only Downside Protection Type that we currently offer is Buffer, and each Index Account Option’s Buffer has an associated Buffer Rate. A Buffer provides only limited protection from a negative Index Change. A negative Index Change in excess of the Buffer Rate will result in loss, which could be significant. For example, if the Index Change is -25% and the Buffer Rate is 10%, we will apply a -15% Index Credit (the amount of negative Index Change that exceeds the Buffer Rate) at the end of the Crediting Period, meaning you will experience a 15% loss.

•	An Index Account Option with a 10% Buffer Rate will always be available under the Policy.
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We may limit the positive Index Change used in calculating Index Credit for an Index Account Option at the end of its Crediting Period. Each Index Account Option has a Growth Opportunity Type that may limit your positive Index returns. The only Growth Opportunity Types that we currently offer are (i) Cap, with an associated Cap Rate and (ii) Edge and Edge+, with an associated Edge Rate and Edge+ Rate. These Growth Opportunity Types may limit positive Index returns in the following manner:

•	Cap – If you select an Index Account Option with Cap, you will participate in a positive Index Change up to the Cap Rate, but no positive Index Change beyond the Cap Rate. For instance, if you select an Index Account Option with a Cap Rate of 5%, and at the end of the Crediting Period the Index Change is 15%, your Index Credit Rate would be +5%, meaning you will experience a 5% gain.

For new Crediting Periods, the lowest Cap Rate that may be established under the Policy is 3%.

•	Edge and Edge+ – If you select an Index Account Option with Edge and Edge+, a positive Index Credit will apply at the end of the Crediting Period if the Index Change is positive, zero, or to a limited extent, negative.
o	If the Index Change is positive or zero, the Index Credit Rate will be positive, equal to the Edge+ Rate. For example, if you select an Index Account Option with an Edge Rate of 5% and an Edge+ Rate of 7%, and at the end of the Crediting Period the Index Change is 10%, your Index Credit Rate would be +7% (i.e., the Edge+ Rate).
o	If the Index Change is negative, but does not exceed the Buffer Rate, the Index Credit Rate will be positive, equal the Edge Rate. For example, if you select an Index Account Option with a Buffer Rate of 10%, an Edge Rate of 5%, and an Edge+ Rate of 7%, and at the end of the Crediting Period the Index Change is -6%, your Index Credit Rate would be +5% (i.e., the Edge Rate).
o	If the Index Change is negative, and does exceed the Buffer Rate, your Index Credit Rate will be negative. The negative Index Credit Rate will equal the negative Index Change in excess of the Buffer Rate.

For new Crediting Periods, the lowest Edge Rate and Edge+ Rate that may be established under the Policy is 3%.

We expect to add and remove investment options from time to time. We will always offer the following Index Account Option: S&P 500® Index, 1-Year Crediting Period, Buffer (Buffer Rate: 10%), Cap (Cap Rate: no lower than 5.00% for new Crediting Periods) (subject to our right of Index substitution).

Fixed Account Option. If you invest in the Fixed Account Option, we guarantee your principal and a fixed annual interest rate for a 1-year Crediting Period. We will credit compound interest daily throughout the Crediting Period based on the annual interest rate we declared for that Crediting Period.

The Income Phase

In addition to the Guaranteed Lifetime Withdrawal Benefit, the Policy has an annuitization feature. Beginning 13 months after the Policy Date, you may elect to annuitize your Policy, converting your accumulated assets into a stream of guaranteed income payments from us. This is the Policy’s income phase. The Policy includes multiple fixed income options from which you can select.

If you have not annuitized your Policy by latest Annuity Commencement Date (i.e., the Policy Anniversary on or following the Annuitant’s 99th birthday), your Policy will automatically enter the income phase and your remaining Policy Value will be applied to a fixed income option of your choosing. In that circumstance, in addition to the other fixed income options, you may choose to continue the income stream provided by your GLWB (in accordance with your payment election). If you do not make a selection, the fixed income option “Life with 10 Years Certain” will be selected for you unless we agree to another method of payment.

When your Policy enters the income phase, the accumulation phase ends. You cannot invest in any Allocation Accounts during the income phase, and you cannot withdraw money from your Policy during the income phase. All benefits from the accumulation phase terminate at the beginning of the income phase, including the GLWB. The death benefit (including the GMDB rider, if applicable) will also terminate, although certain fixed income options may provide for an amount payable upon death.

Generally, you should not elect to annuitize the Policy before the latest Annuity Commencement Date unless the annual amount of your annuity payments would be greater than your annual Rider Withdrawal Amount and you are otherwise willing to give up the benefit of your GLWB. Before annuitizing or selecting a fixed income option, you should consult with a financial professional and contact us for a comparison of the different payout options based on your Policy.

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POLICY FEATURES

Guaranteed Lifetime Withdrawal Benefit. The purpose of the GLWB is to provide a lifetime stream of income. The GLWB guarantees the ability to take withdrawals up to at least a certain percentage of your Withdrawal Base each Rider Year beginning on or after the Income Declaration Date, regardless of investment performance, so long as you do not take Excess Withdrawals and other conditions are met. If your Policy Value is reduced to zero during the accumulation phase for any reason other than an Excess Withdrawal, we will pay the Rider Withdrawal Amount each Rider Year for life pursuant to your payment election (i.e., single life or joint life). All withdrawals under the GLWB (including withdrawals of the Rider Withdrawal Amount and Excess Withdrawals) are subject to significant risks. See Access to Your Money below.

Performance Lock+. On any Business Day between the first and last day of the Crediting Period for an Index Account Option, you may exercise the Performance Lock feature. If you exercise Performance Lock, your Interim Value (less any applicable charges) on the Performance Lock Date is “locked-in” and transferred to the Performance Lock Account, where it will remain until the next Allocation Anniversary unless (a) earlier withdrawn or annuitized or (b) Early Re-Entry is exercised. The amount held in the Performance Lock Account will be credited compound interest daily based on the annual interest rate in effect on that day, and will be reduced on a dollar-for-dollar basis for any fees, charges, or withdrawals deducted from the Performance Lock Account. If you exercise Performance Lock, and do not subsequently exercise Early Re-Entry, you will not participate in Index performance and you will not receive an Index Credit at the end of the Crediting Period. Performance Lock is irrevocable once exercised. You will not know the locked-in Interim Value upon exercising Performance Lock. If you lock-in a negative Interim Value adjustment, you will be locking-in a loss, which could be significant.

Early Re-Entry allows you to reallocate into a previously locked Index Account Option for the remainder of the Crediting Period. After the Performance Lock Date, Early Re-Entry can be exercised on any Allocation Monthiversary prior to the next Allocation Anniversary, except Early Re-Entry is not available (i) for Index Account Options with a one-year Crediting Period or (ii) if there will be less than 12 months remaining in a Crediting Period upon re-entry.

Upon exercising Early Re-Entry, the amount held in the Performance Lock Account will be reallocated to the remaining Crediting Period for the previously locked Index Account Option. The original Buffer Rate will apply to the remaining Crediting Period; however, the Cap Rate or Edge Rate and Edge+ Rate, as applicable, will be reset. The reset rate(s) will be lower than the original rate(s) for the Crediting Period. The reset rate(s) will be declared by us prior to each Allocation Monthiversary. The reset Cap Rate or Edge Rate and Edge+ Rate for the remaining Crediting Period will be no less than 3%.

You may exercise Performance Lock and Early Re-Entry multiple times during the same Crediting Period.

Access to Your Money. You may Surrender your Policy, or withdraw a portion of your Policy Value, at any time during the accumulation phase. However, a Surrender or withdrawal is subject to significant risk, including the following:

•	A Surrender or any withdrawal (including withdrawals of the Rider Withdrawal Amount) may result in surrender charges, negative Interim Value adjustments, taxes, and tax penalties, as well as the deduction of Policy fees and charges.
•	A withdrawal (or Policy fee or charge deducted) prior to the end of a Crediting Period for an Index Account Option will result in a proportionate reduction to your Index Base. The reduction may be greater than the amount withdrawn (or fee or charge deducted). The reduced Index Base will result in lower Interim Values for the remainder of the Crediting Period and less gain (if any) or more loss at the end of the Crediting Period. The negative impact to your Policy Value and benefits may be significant.
•	A withdrawal will reduce the death benefit, perhaps significantly. If the GMDB rider has been elected, the death benefit will be subject to a reduction that may be greater than the amount withdrawn.
•	Excess Withdrawals will reduce the guarantee of your GLWB due to reductions in your Withdrawal Base. The reduction to your benefit could be greater than the amount withdrawn. If an Excess Withdrawal reduces your Policy Value to zero, the GLWB and the Policy will immediately terminate.
•	Amounts withdrawn under the Policy are not credited with an Index Credit at the end of a Crediting Period.
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•	Regular withdrawals, automatic withdrawals under the systematic payout option, and minimum required distributions will repeatedly expose you to the risks and consequences of withdrawals.
•	Upon Surrender, your Policy and all of its benefits will terminate, including the death benefit.
•	Upon Surrender, your Policy and all of its benefits will terminate (including the GLWB if the full withdrawal of your cash value results in an Excess Withdrawal).

You should consult with your financial professional about the risks associated with a Surrender or withdrawal.

Additional Premium Payments. You may make additional premium payments during the accumulation phase, subject to certain restrictions. An additional premium payment may be invested in one or more of the Allocation Accounts that are available for investment at that time.

Fixed Holding Account. Before an initial or additional premium payment is allocated to an Allocation Account, it will be held in the Fixed Holding Account until the next upcoming 1st, 8th, 15th, or 22nd calendar day of any month, whichever occurs first. On such day, the premium payment (plus any accrued interest) will be allocated to the appropriate Allocation Account(s) and the Crediting Period(s) will begin on that day. Amounts held in the Fixed Holding Account are credited compound interest daily.

Tax Treatment. Earnings (if any) under your Policy are generally tax-deferred. Income taxes generally apply only upon making a Surrender or withdrawal, receiving a payment from us, or payment of the death benefit. Amounts withdrawn from the Policy may also be subject to a 10% additional tax, in addition to ordinary income taxes, if taken before age 59½.

Death Benefit. The Policy has either (a) a guaranteed minimum death benefit under the GMDB rider or (b) a Policy Value death benefit. If your Policy does not have the GMDB rider, the Policy Value death benefit will apply. Once your Policy is issued, your death benefit cannot be changed.

•	Guaranteed Minimum Death Benefit (GMDB Rider). For Policies with an Annuitant who is younger than age 81 as of the application date, the GMDB rider will be automatically added to the Policy for no additional charge. The GMDB rider is not available under any other Policies (under limited circumstances, the GMDB rider may be re-elected after termination of the rider following the death of the Owner or Annuitant).

The GMDB rider provides for a guaranteed minimum death benefit equal to total premium payments, reduced for withdrawals. Withdrawals may result in reductions to the benefit that are greater than the amount withdrawn. If the GMDB rider is in effect upon the death of the Annuitant during the accumulation phase, the death benefit will equal the greater of (a) Policy Value or (b) the guaranteed minimum death benefit. If an Owner who is not also the Annuitant pre-deceases the Annuitant during the accumulation phase, the death benefit will be equal to the Policy Value (there will be no guaranteed minimum death benefit).

•	Policy Value Death Benefit. If the GMDB rider is not issued with your Policy, your Policy includes a Policy Value death benefit for no additional charge. Upon the death of the Annuitant (or Owner who is not also the Annuitant) during the accumulation phase, the death benefit will be equal to the Policy Value.

Rider Reset. Every fifth (5th) Rider Anniversary, you may elect a Rider Reset (subject to Issue Age restrictions). A Rider Reset will terminate the existing Income Advantage Rider for your Policy and immediately add a new Income Advantage Rider to your Policy. As a result, the terms of your GLWB will be reset. The new Income Advantage Rider will be subject to the terms we are then offering. Please note, your GLWB single life or joint life election cannot be changed as part of a Rider Reset.

POLICY ADJUSTMENTS

You could lose a significant amount of money due to a negative Interim Value adjustment if amounts are removed from an Index Account Option prior to the end of a Crediting Period. An Interim Value adjustment will apply if any of the following transactions occur prior to the end of a Crediting Period for an Index Account Option: (i) a fee or charge is deducted from that Index Account Option; (ii) you take a Surrender or any withdrawal from that Index Account Option; (iii) the Policy is annuitized; (iv) the death benefit is calculated; or (v) you exercise the Performance Lock feature for that Index Account Option. An Interim Value adjustment may be positive, negative, or equal to zero. A negative Interim Value Adjustment will result in loss.

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BENEFITS AVAILABLE UNDER THE POLICY

The following table summarizes information about the benefits available under the Policy.

The availability of Policy benefits may vary depending on the financial intermediary through which the Policy is sold. See APPENDIX F – FINANCIAL INTERMEDIARY VARIATIONS in the prospectus.

Name of Benefit	Purpose	Standard or Optional	Maximum Fee	Brief Description of Restrictions/Limitations
Guaranteed Lifetime Withdrawal Benefit (GLWB)	Guaranteed lifetime withdrawal benefit that conditionally guarantees the ability to take withdrawals up to the Rider Withdrawal Amount each Rider Year beginning on the Income Declaration Date.	Standard	No Charge

•      See Rate Sheet Supplement for terms applicable to new Income Advantage Riders.

•      Must select either single life or joint life.

•      Rider Withdrawal Amount not available until Income Declaration Date.

•      Income Declaration Date cannot be earlier than the Rider Anniversary after the Annuitant (or younger of the Annuitant or Annuitant’s spouse, for the joint life option) attains Minimum Benefit Age.

•      All withdrawals may be subject to surrender charges, negative Interim Value adjustments, taxes and tax penalties, as well as other negative consequences (e.g., reductions to death benefit and proportionate reduction to Index Bases).

•      Excess Withdrawals may reduce the benefit by an amount greater than the value withdrawn, and could terminate the benefit and the Policy.

•      You cannot terminate without Surrendering or annuitizing the Policy.

•      Terminates upon annuitization, but may continue benefit’s stream of income if annuitized on the latest Annuitization Date.

•      Other termination provisions apply.

•      Rider Reset available once every 5th Rider Anniversary, subject to eligibility requirements.

Performance Lock (Performance Lock+)	Allows you to lock-in an Interim Value for an Index Account Option prior to the end of a Crediting Period.	Standard	No Charge

•      An Interim Value adjustment will apply, which may be negative.

•      The Downside Protection Type will not apply. Losses could be significant.

•      You will not know the locked-in Interim Value in advance.

•      Exercise is irrevocable.

•      We will not provide advice, notification, or warning regarding exercise.

•      Locked-in amount is transferred to the Performance Lock Account, where it remains until the next Allocation Anniversary unless (a) earlier withdrawn or annuitized or (b) Early Re-Entry is exercised.

•      Amounts in the Performance Lock Account do not participate in Index performance. No Index Credit will be applied after exercise.

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Early Re-Entry (Performance Lock+)	Allows you to reallocate into a previously locked Index Account Option for the remainder of the Crediting Period.	Standard	No Charge

•      Re-exposes investment to Index losses, negative Interim Value adjustments, and proportional reductions to Index Base.

•      Original Buffer Rate will apply.

•      Cap Rate or Edge and Edge+ Rate will be reset and will be lower than original rate(s) for the Crediting Period.

•      Exercise is irrevocable.

•      We will not provide advice, notification, or warning regarding exercise.

•      Not available for Index Account Options with one-year Crediting Periods, or if there will be less than 12 months remaining in a Crediting Period upon re-entry.

Policy Value Death Benefit	Upon the death of the Annuitant or Owner, pays a death benefit equal to Policy Value.	Standard	No Charge	• Terminates upon Annuitization. • Benefit may be significantly reduced by withdrawals. • Benefit may be subject to an Interim Value adjustment, which may be negative.
Guaranteed Minimum Death Benefit Rider	Provides for a guaranteed minimum death benefit equal to total premium payments, reduced for withdrawals, payable upon death of the Annuitant. Upon the death of the Owner (who is not also the Annuitant), pays a death benefit equal to Policy Value.	Standard	No Charge

•      Available only at Policy purchase and, under limited circumstances, may be re-elected after death.

•      Automatically included with Policy if Annuitant as of the application date is younger than age 81. Not available under any other Policies.

•      Terminates upon Annuitization.

•      All withdrawals under the Policy will reduce the benefit. Withdrawals may result in reductions to the benefit that are greater than the amount withdrawn.

•      Benefit may be subject to an Interim Value adjustment, which may be negative.

Rider Reset (Income Advantage Rider)	Allows you to reset the terms of your Income Advantage Rider by terminating your existing Income Advantage Rider and adding a new Income Advantage Rider to your Policy.	Standard	No Charge

•      Available on any fifth (5th) Rider Anniversary during the accumulation phase, subject to Issue Age restrictions.

•      See Rate Sheet Supplement for terms applicable to new Income Advantage Riders.

•      Rider Reset could result in lower benefits.

•      Benefit payment option election cannot be changed.

•      Terms of the GLWB will be reset.

•      We must receive Rider Reset request in good order within fifteen (15) days following an eligible Rider Anniversary in order to exercise.

•      Rider Reset is irrevocable.

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Surrender Charge-Free Amount	An amount that may be withdrawn each Policy Year without incurring surrender charges.	Standard	No Charge

•      Withdrawals may be subject to negative Interim Value adjustments, taxes, tax penalties, and reductions to the death benefit and Index Bases.

•      Unused surrender charge-free amounts not available in future Policy Years.

•      Withdrawals under the GLWB (including withdrawals of the Rider Withdrawal Amount) in excess of the surrender charge-free amount may be subject to surrender charges.

•      Not an Excess Withdrawal waiver under the GLWB.

RMD Surrender Charge Waiver	Waives surrender charges on withdrawals taken to satisfy required minimum distributions.	Standard	No Charge

•      RMD amount based solely on the Policy.

•      Withdrawals may be subject to negative Interim Value adjustments, taxes, and reductions to the death benefit and Index Bases.

•      Not an Excess Withdrawal waiver under the GLWB.

Nursing Care and Terminal Condition Waiver	Waives surrender charges if you or your spouse are confined to a nursing home or have terminal illness.	Standard	No Charge

•      Withdrawals under waiver are subject to a $1,000 minimum.

•      Qualifying conditions related to nursing home stay and terminal illness apply.

•      Withdrawals may be subject to negative Interim Value adjustments, taxes, tax penalties, and reductions to the death benefit and Index Bases.

•      Not an Excess Withdrawal waiver under the GLWB.

Systematic Payout Option	Allows you to take regular automatic withdrawals from the Policy.	Standard	No Charge

•      Available only during the accumulation phase.

•      Withdrawals may be taken monthly, quarterly, semi-annually, or annually.

•      Withdrawals subject to a $50 minimum.

•      Withdrawals may be subject to surrender charges, negative Interim Value adjustments, taxes, tax penalties, and reductions to the death benefit and Index Bases

•      Systematic withdrawals may be Excess Withdrawals under the GLWB.

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BUYING THE POLICY

Purchasing the Policy

Your application must be submitted with Your initial purchase payment. We reserve the right to reject or accept any form of payment. If we approve Your application, we will send You the Policy either directly or through Your registered representative, as well as a statement confirming Your purchase.

Making Premium Payments under the Policy

You must make an initial minimum premium payment, and You may make subsequent premium payments as shown below.

The following table provides additional information about premium payments under the Policy. We reserve the right to restrict or refuse any premium payment

	Qualified Policies	Non-Qualified Policies
Minimum Initial Premium Payment**	$25,000	$25,000
Minimum Subsequent Premium Payments**	You are not required to make any subsequent premium payments. If You choose to make a subsequent premium payment, it must be at least $1,000.	You are not required to make any subsequent premium payments. If You choose to make a subsequent premium payment, it must be at least $1,000.
Maximum Subsequent Purchase Payment (per contract after 1st year anniversary)	Lesser of: 1. The IRS maximum contribution limit, or 2. $60,000	$25,000
Maximum Total Premium Payments*	• $1,000,000 (up to age 81) without our approval; • $500,000 (over age 81) without our approval	• $1,000,000 (up to age 81) without our approval; • $500,000 (over age 81) without our approval

* The maximum limit on total premium payments includes premium payments under the Policy and other policies with the same Owner or same Annuitant issued by us or an affiliate.

** The minimum allocation for initial Premium Payment is $1,000. The minimum allocation for subsequent Premium Payments is $250.

Investing Premium Payments under the Policy

Your purchase payments will be invested in the Investment Options that You choose.

Crediting Premium Payments to Your Account

Initial Purchase Payment. If Your application and initial premium payment are in Good Order when we receive them, or once they are in Good Order, Your initial premium payment will be credited within 2 Business Days of Your application or initial premium payment. However, we will not hold Your initial premium payments for more than 30 Business Days without Your permission.

Subsequent Purchase Payments. We will credit an additional premium payment to your Policy within two Business Days after the Business Day we receive the premium payment and required information in Good Order at our Administrative Office.

SURRENDING YOUR POLICY OR MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR POLICY

You can access the money in Your Policy by taking a withdrawal or surrender, or through systematic payouts. Withdrawals will reduce Your Policy Value and can reduce or even terminate certain benefits. You may withdraw all or a portion of Your Policy Value, less any applicable surrender charges and taxes. Additional restrictions may apply to qualified policies. You can take a withdrawal of up to 10% of Your premium payments each Policy Year free of surrender charges. Withdrawing the entire Cash Value of Your Policy (i.e., surrendering Your Policy) will terminate Your Policy and all benefits without value.

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There are limitations on Your ability to take withdrawals during the accumulation phase. These limitations are as follows:

Minimum withdrawal amount	$500
Surrender charges, Excess Interest Adjustment and taxes	There may be surrender charge, Excess Interest Adjustment and tax implications when You take out money.
Negative impact on benefits and guarantees of Your Policy	A withdrawal may have a negative impact on certain optional benefits that You may elect. It may significantly reduce the value or even terminate the benefit.
Internal Revenue Code or Retirement Plans	Depending on the circumstances, the Internal Revenue Code or Your retirement plan may restrict Your ability to take withdrawals.

Annuity Payout Phase

During the income phase, you will receive annuity payments under the fixed income option you select. You may not take any withdrawals or Surrender the Policy. The Policy has no cash value during the income phase.

Requesting a Surrender or Withdrawal

You can request a surrender or withdrawal by submitting a written request on an approved distribution request form (available from our Administrative Office). If we receive a surrender or withdrawal request in Good Order prior to the close of the New York Stock Exchange (normally 4:00 p.m., New York time) on a Business Day, we will price the order on that Business Day. If we receive a surrender or withdrawal request in Good Order on a non-Business Day or after the close of the New York Stock Exchange on a Business Day, we will price the order on the next Business day.

Surrender and withdrawal payments will generally be mailed within seven days after we receive the request in Good Order. We may delay payments from the Fixed Account for up to six months.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees, expenses, and adjustments that you will pay when buying, owning, and Surrendering or making withdrawals from an Allocation Account or from the Policy. Please refer to your Policy specification page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you buy the Policy, Surrender or make withdrawals from an Allocation Account or from the Policy, or transfer Policy Value between Allocation Accounts. State premium taxes may also be deducted.

Transaction Expenses

Sales Load Imposed on Purchases	None
Surrender Charge[1] (as a percentage of premium payments Surrendered or withdrawn)	8.00%
Special Service Fee[2]	$50
Transfer Fee	None
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1.	The surrender charge, if any, applies to each premium payment Surrendered or withdrawn regardless of how Policy Value is allocated among the Allocation Accounts. The surrender charge decreases based on the number of years since a premium payment was made according to the following schedule:

Number of Years Since Premium Payment Date	Surrender Charge
Year 0-1	8.00%
Year 1-2	8.00%
Year 2-3	7.00%
Year 3-4	6.00%
Year 4-5	5.00%
Year 5-6	4.00%
Year 6 or more	0.00%

Under the Policy’s “surrender charge-free amount,” you can withdraw a portion of your Policy Value each Policy Year free of surrender charges. The surrender charge-free amount each Policy Year is equal to the greater of (1) 10% of your total premium payments, less any withdrawals taken during the current Policy Year; and (2) earnings, plus premiums no longer subject to surrender charges. Withdrawals under the GLWB (including withdrawals of the Rider Withdrawal Amount) in excess of the surrender charge-free amount may be subject to surrender charges. Surrender charges may be waived in certain situations.

2.	We currently assess the charge only for overnight delivery and duplicate policies. We reserve the right to assess the charge for other special services in the future, including non-sufficient checks on new business, duplicate Form 1099 and Form 5498 tax forms, check copies, printing and mailing previously submitted forms, and asset verification requests from mortgage companies. We may charge a fee for each service performed and fees may vary based on the type of service but will not exceed the maximum Special Service Fee shown.

The next table describes the adjustments, in addition to any transaction expenses, that apply if all or a portion of the Policy Value is removed from an Index Account Option before the expiration of its Crediting Period.

Adjustments

Interim Value Adjustment Maximum Potential Loss[1] (as a percentage of your Policy Value in an Index Account Option)	100.00%

1.	An Interim Value adjustment will apply if any of the following transactions occur prior to the end of a Crediting Period for an Index Account Option: (i) a fee or charge is deducted; (ii) you take a Surrender or any withdrawal; (iii) the Policy is annuitized; (iv) the death benefit is calculated; or (v) you exercise the Performance Lock feature.

The next table describes the fees and expenses that you will pay each year during the time that you own the Policy.

Annual Contract Expenses

Service Charge[1]	Lesser of 2.00% or $50

1.	The service charge is deducted on each Policy Anniversary prior to the Annuity Commencement Date and when you Surrender the Policy. Each time we deduct this charge, it will not exceed 2% (as a percentage of your Policy Value, before the deduction of any fees or charges on that date) or a maximum of $50, whichever is less, and we will waive the charge if your Policy Value, or if your total premium payments minus prior withdrawals, on that date is at least equal to the minimum amount specified in your Policy. The current annual service charge is $0.

In addition to the fees described above, we limit the amount you can earn on the Index Account Options. This means your returns may be lower than the Index’s returns. In exchange for accepting this limit on Index gains, you will receive some protection from Index losses.

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APPENDIX A

INVESTMENT OPTIONS AVAILABLE UNDER THE POLICY

INDEX ACCOUNT OPTIONS

The following is a list of Index Account Options currently available under the Policy. We may change the features of the Index Account Options listed below (including the Index and the current limits on Index gains), offer new Index Account Options, and terminate existing Index Account Options. We will provide you with Written Notice before making any changes other than changes to current limits on Index gains. Information about current limits on Index gains is available at transamerica.com/individual/annuities/registered-index-linked-annuities.

Note: If amounts are removed from an Index Account Option before the end of its Crediting Period, we will apply an Interim Value adjustment. This may result in a significant reduction in your Policy value that could exceed any protection from Index loss that would be in place if you waited until the end of the Crediting Period.

See INDEX ACCOUNT OPTIONS in the prospectus for a description of the Index Account Options’ features. See EXPENSES AND ADJUSTMENTS – INTERIM VALUE ADJUSTMENTS in the prospectus for more information about Interim Value Adjustments.

The availability of Index Account Options may vary depending on the financial intermediary through which the Policy is sold. In some cases, an option not available through a financial intermediary may be obtained by contacting us directly. For more information on the options available, please contact Your financial intermediary or our Administrative Office. See APPENDIX F – FINANCIAL INTERMEDIARY VARIATIONS in the prospectus.

Index	Type of Index	Crediting Period	Current Limit on Index Loss (if held until end of Crediting Period)	Minimum Limit on Index Gain (for the life of the Index Account Option)	Early Re-Entry (Performance Lock+): Minimum Limit on Index Gain for Remaining Crediting Period[2]
S&P 500® Index[1]	U.S. Large-Cap Equities	1-Year	Buffer Buffer Rate: 10%	Cap Rate: No lower than 5.00%	N/A
S&P 500® Index[1]	U.S. Large-Cap Equities	1-Year	Buffer Buffer Rate: 15%	Cap Rate: No lower than 4.50%	N/A
S&P 500® Index[1]	U.S. Large-Cap Equities	2-Year	Buffer Buffer Rate: 10%	Cap Rate: No lower than 10.00%	Cap Cap Rate: No lower than 5.00%
S&P 500® Index[1]	U.S. Large-Cap Equities	2-Year	Buffer Buffer Rate: 15%	Cap Rate: No lower than 9.00%	Cap Cap Rate: No lower than 4.50%
S&P 500® Index[1]	U.S. Large-Cap Equities	6-Year	Buffer Buffer Rate: 10%	Cap Rate: No lower than 30.00%	Cap Cap Rate: No lower than 5.00%
S&P 500® Index[1]	U.S. Large-Cap Equities	6-Year	Buffer Buffer Rate: 20%	Cap Rate: No lower than 24.00%	Cap Cap Rate: No lower than 4.00%
S&P 500® Index[1]	U.S. Large-Cap Equities	1-Year	Buffer Buffer Rate: 10%	Edge and Edge+ Rates: No lower than 5.00%	N/A
S&P 500® Index[1]	U.S. Large-Cap Equities	2-Year	Buffer Buffer Rate: 10%	Edge and Edge+ Rates: No lower than 10.00%	Edge and Edge+ Rates: No lower than 5.00%
S&P 500® Index[1]	U.S. Large-Cap Equities	6-Year	Buffer Buffer Rate: 10%	Edge and Edge+ Rates: No lower than 30.00%	Edge and Edge+ Rates: No lower than 5.00%

1.	This Index is a “price return” index, not a “total return” index, and therefore does not reflect the dividends paid on the securities composing the Index, which will reduce the Index return and may cause the Index to underperform a direct investment in the securities composing the Index.

2.	Reset Cap Rates and Edge and Edge+ Rates are subject to the guaranteed minimums set forth in the following table:
A-1

Buffer	Guaranteed Minimum Reset Cap Rate or Edge Rate and Edge+ Rate
	Months Remaining in Crediting Period upon Re-Entry
	71-60	59-48	47-36	35-24	23-12
10%	25.00%	20.00%	15.00%	10.00%	5.00%
15%	22.50%	18.00%	13.50%	9.00%	4.50%
20%	20.00%	16.00%	12.00%	8.00%	4.00%

We expect to add and remove investment options from time to time. We will always offer the following Index Account Option: S&P 500® Index, 1-Year Crediting Period, Buffer (Buffer Rate: 10%), Cap (Cap Rate: no lower than 5.00% for new Crediting Periods) (subject to our right of Index substitution).

An Index Account Option with a 10% Buffer Rate will always be available under the Policy.

In the future, if we offer a new Index Account Option:

•	the Growth Opportunity Type is Cap, the guaranteed minimum Cap Rate for a new Crediting Period will be no lower than 3%.
•	the Growth Opportunity Type is Edge and Edge+, the guaranteed minimum Edge Rate and Edge+ Rate for a new Crediting Period will be no lower than 3%.

In each case, for the remaining Crediting Period upon exercise of Early Re-Entry (a feature associated with Performance Lock+), if available, the reset Cap Rate or Edge Rate and Edge+ Rate will be subject to the guaranteed minimums set forth in the table above.

We reserve the right to offer new Index Account Options with different Downside Protection Types or Growth Opportunity Types in the future.

FIXED ACCOUNT OPTION

The following is the Fixed Account Option currently available under the Policy. We may change the features of the Fixed Account Option listed below, offer new Fixed Account Options, and terminate existing Fixed Account Options. We will provide you with Written Notice before doing so. See FIXED ACCOUNT OPTION in the prospectus for a description of the Fixed Account Option’s features. If amounts are withdrawn from the Fixed Account Option before the end of the Surrender Charge period in excess of the surrender charge-free amount, we will apply a Surrender Charge, this will result in a reduction in your Policy value which may be significant.

Name	Crediting Period	Minimum Guaranteed Interest Rate
Fixed Account Option	1-Year	1.00%[1]

1.	The guaranteed minimum effective annual interest rate will be established on the Policy Date and will be 1.00% or the guaranteed minimum interest rate required by state law, whichever is greater.

The availability of the Fixed Account Option may vary depending on the financial intermediary through which the Policy is sold. See APPENDIX F – FINANCIAL INTERMEDIARY VARIATIONS in the prospectus.

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The Prospectus and Statement of Additional Information (SAI) include additional information. The Prospectus and SAI which have the same effective date as this summary prospectus are incorporated by reference as amended or supplemented. The Prospectus and SAI are available without charge upon request. For a free copy call us at (800)525-6205 or write us at:

Transamerica Financial Life Insurance Company

6400 C Street S.W.

Cedar Rapids, IA 52499

Reports and other information about the Separate Account are available on the SEC’s website at sec.gov, and copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.

EDGAR Contract Identifier No. [ ]